Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Susan Eich
+1 612 851 6205
susan.eich@softbrands.com

SOFTBRANDS ANNOUNCES SECOND QUARTER FISCAL 2006 RESULTS

Minneapolis, May 4, 2006 – SoftBrands, Inc. (AMEX: SBN) today announced its financial results for second quarter fiscal 2006.

Revenues for second quarter fiscal 2006 were $17.4 million, essentially even with the second quarter of fiscal 2005. Maintenance revenue accounted for 60.2 percent of total revenues in the current quarter and 63.2 percent of revenues in second quarter fiscal 2005.

“From an overall perspective, we are pleased with the performance of our two businesses in our fiscal second quarter. Both our manufacturing and hospitality businesses generated positive operating income, however, our reported GAAP profitability was impacted by FAS 123(R) share-based compensation expense and non-recurring expenses associated with several structural changes executed during the quarter,” said Randy Tofteland, SoftBrands president and chief executive officer. “Our manufacturing business posted solid revenue growth this quarter and we believe our hospitality business has now stabilized its maintenance revenue run rates for the remainder of fiscal 2006. We believe the combination of the progress we are making in our businesses, combined with the benefits we will receive from the changes we made in the second quarter, bode well for our performance in future periods.”

From a profitability perspective, the company’s manufacturing business generated operating income of $3.7 million in second quarter fiscal 2006, while the hospitality business generated operating income of $0.5 million. Including corporate expenses, the company reported an operating loss of $1,326,000 compared with operating income of $403,000 in the comparable period in the prior year. Overall expenses were higher in the second quarter due to:

• $587,000 in costs related to share-based compensation, most of which is reflected in selling, general and administrative expense;

• $395,000 in severance costs; and

• $460,000 in expenses related to terminating a lease obligation in the United Kingdom. Longer-term, the company expects a significant annual benefit from its new lease terms for its primary U.K. office.

In addition, research and product development costs increased in the second fiscal quarter due to the inclusion of development costs from the acquired Infra business and a proof of concept project in the company’s manufacturing segment.

The company reported a net loss of $1,370,000, or a loss of 4 cents per diluted share, for the three months ended March 31, 2006, compared with a net loss of $895,000, or a loss of 2 cents per diluted share, for second quarter fiscal 2005. Net loss applicable to common shareholders was $1,643,000 in second quarter fiscal 2006.

Highlights in the company’s second quarter, and other recent developments include:

• In January 2006 a new version of SoftBrands’ SAP-centric ERP system, Fourth Shift Edition for SAP Business One, was released. Version 8.2 builds upon previous versions with localizations for the United Kingdom, the Republic of Ireland, and South Africa.

• In February SoftBrands was honored with the ISV Partner Sales Excellence Award for Revenue at SAP’s Field Kick-Off Meeting. This SAP award is presented to the partner that has generated the most revenue for SAP® Business One, either through direct sales, channel sales or a combination of both.

• In April SoftBrands announced that it will launch Fourth Shift Edition for SAP Business One in China in fall 2006.

• Later in May SoftBrands will release Fourth Shift Edition for SAP Business One in Germany.

In the company’s manufacturing business, revenues increased 8.5 percent to $13.0 million in second quarter fiscal 2006, compared with $12.0 million in the fiscal 2005 period, reflecting increases in licensing, maintenance and professional services revenue. License revenue increased 19.2 percent due to strong sales of Fourth Shift in the Americas and a key evolution contract. Maintenance revenue increased 1.8 percent due to high customer retention, and professional services revenue increased 22.5 percent due to strong performance in business process management and the inclusion of revenue from Infra in Germany. Second quarter fiscal 2006 operating income in manufacturing rose 8.5 percent to $3.7 million.

In the company’s hospitality business, revenues declined 18.8 percent in the quarter to $4.4 million in 2006, from $5.4 million in the prior year quarter, due to the inclusion in the prior year’s quarter license revenue of $500,000 for a large PORTfolio development project, and due to a decline in maintenance revenue in the current quarter from customer attrition. The company expects the maintenance revenue run rate for hospitality to be essentially flat for the balance of the year. Second quarter 2006 operating income for SoftBrands’ hospitality business was $549,000, compared with $1,472,000 in the prior year quarter as a result of the decline in maintenance revenue.

On a geographic basis, the Americas region posted a 2.1 percent decline in revenues in the fiscal 2006 quarter, reflecting a decline in hospitality sales. In the company’s Europe, Middle East and Africa (EMEA) region, revenues increased 6.1 percent due to gains in manufacturing. The company’s revenues for the Asia Pacific region declined 6.4 percent in the quarter due to lower hospitality revenues.

Six Month Results

SoftBrands reported a net loss of $1,597,000, or a loss of 5 cents per diluted share for the six months ended March 31, 2006, compared with a net loss of $1,561,000, or a loss of 4 cents per diluted share, for the six months ended March 31, 2005. The net loss in the 2006 six-month period includes income from discontinued operations of $388,000, net of tax, and the 2005 period benefited from a $261,000 credit to restructuring expense.

The operating loss for the 2006 six-month period was $2,147,000, compared with operating income of $567,000 in the comparable period in the prior year. Operating income in the 2005 six-month period benefited from a $261,000 credit to restructuring expense.

Revenues for the six months ended March 31, 2006 were $34.1 million, compared with $34.7 million in the 2005 period.

Cash and Liquidity

As of March 31, 2006, SoftBrands had $14.7 million in total unrestricted cash, compared with $16.0 million at September 30, 2005. The decrease was primarily due to approximately $1.9 million of cash used to acquire Infra Business Solutions in October 2005.

Conference Call

SoftBrands will hold its second quarter earnings conference call at 11am eastern time today, May 4, 2006. Interested parties may listen to the call by dialing 866-770-7051 or international 617-213-8064 (passcode: 38347170). A live webcast will also be available on www.softbrands.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through May 11. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 98949024). The webcast will be archived on www.softbrands.com for approximately one year.

Forward-Looking Statements

All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:

•                  Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments, or the geographies, we serve;

•                  Our increasing dependence upon our relationship with SAP;

•                  Our ability to timely complete and introduce, and the market acceptance of, our new products;

•                  Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•                  Our ability to manage international operations;

•                  Our ability to maintain and expand our base of clients on software maintenance programs; and

•                  The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies.

About SoftBrands

SoftBrands, Inc. is a global leader in providing solutions for small- to medium-sized businesses in the manufacturing and hospitality industries worldwide. With more than 4,000 customers in over 60 countries now actively using its manufacturing and hospitality products, SoftBrands has established a global infrastructure for distribution, development and support of enterprise software. The company, headquartered in Minneapolis, Minnesota, has approximately 600 employees with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at www.softbrands.com.

Tables Follow

SoftBrands, Inc.

Consolidated Balance Sheets

in thousands, except share and per share data

(Unaudited)

	March 31, 2006	September 30, 2005
Assets
Current assets
Cash and cash equivalents	$14,706	$16,034
Accounts receivable, net	6,452	5,363
Prepaid expenses and other current assets	1,620	1,134
Total current assets	22,778	22,531

Furniture, fixtures and equipment, net	1,925	1,986
Restricted cash	663	648
Goodwill	23,538	22,947
Intangible assets, net	2,989	3,783
Other long-term assets	20	6
Total assets	$51,913	$51,901

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt and capital leases	$46	$260
Accounts payable	1,238	2,240
Accrued expenses	4,835	5,707
Accrued restructuring costs	181	203
Deferred revenue	18,568	15,355
Other current liabilities	968	1,352
Total current liabilities	25,836	25,117

Other long-term liabilities	321	292

Total liabilities	26,157	25,409

Stockholders’ equity

Series A convertible Preferred Stock, $0.01 par value; 300,000 shares authorized; no shares issued or outstanding
Series B Convertible Preferred Stock, $0.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C Convertible Preferred Stock, $0.01 par value, 20,027 shares authorized, 18,000 shares issued and outstanding; liquidation value of $18,000 plus unpaid dividends	15,065	15,065
Common Stock, $0.01 par value; 110,000,000 shares authorized; 40,160,699 and 40,030,000 shares issued and outstanding, respectively	402	400
Additional paid-in capital	174,580	173,756
Accumulated other comprehensive loss	(1,858)	(1,893)
Accumulated deficit	(167,501)	(165,904)
Total stockholders’ equity	25,756	26,492

Total liabilities and stockholders’ equity	$51,913	$51,901

SoftBrands, Inc.

Consolidated Statements of Operations

in thousands, except share and per share data

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2006	2005	2006	2005
Revenue
Software licenses	$2,561	$2,483	$4,918	$4,780
Maintenance and support	10,462	10,995	20,967	22,128
Professional services	3,707	3,250	7,062	6,429
Third-party software and hardware	646	658	1,171	1,326
Total revenue	17,376	17,386	34,118	34,663

Cost of revenues
Software licenses	933	1,088	1,916	2,208
Maintenance and support	3,294	3,478	6,542	7,011
Professional services	3,214	2,611	6,254	5,197
Third-party software and hardware	433	385	775	830
Total cost of revenues	7,874	7,562	15,487	15,246
Gross Profit	9,502	9,824	18,631	19,417

Operating expenses
Selling, general and administrative	8,275	7,655	15,786	15,082
Research and product development	2,553	2,027	4,992	4,029
Restructuring related	—	(261)	—	(261)
Total operating expenses	10,828	9,421	20,778	18,850
Operating income (loss)	(1,326)	403	(2,147)	567

Interest expense	(2)	(1,022)	(6)	(2,025)
Other income, net	88	(86)	173	187
Loss from continuing operations before provision for income taxes	(1,240)	(705)	(1,980)	(1,271)
Provision for income taxes	92	190	5	290
Loss from continuing operations	(1,332)	(895)	(1,985)	(1,561)

Discontinued operations
Income (loss) from discontinued operations, net of tax	(38)		388
Net loss	(1,370)	(895)	(1,597)	(1,561)
Preferred Stock dividends	273		546

Net loss applicable to common
Shareholders	$(1,643)	$(895)	$(2,143)	$(1,561)
Basic and diluted earnings (loss) per common share
Continuing operations	$(0.04)	$(0.02)	$(0.06)	$(0.04)
Discontinued operations			$0.01
Net loss	$(0.04)	$(0.02)	$(0.05)	$(0.04)

Weighted average basic and diluted shares outstanding	40,137	40,030	40,088	40,030

Operating Results Summary

(In thousands. Unaudited)

	Three Months Ended March 31,
	2006		2005		% Change
	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss)

Manufacturing	$12,962	$3,683	$11,951	$3,394	8.5%	8.5%
Hospitality	4,414	549	5,435	1,472	(18.8)%	(62.7)%
Corporate	—	(5,558)	—	(4,463)	—	24.5%

Total Company	$17,376	$(1,326)	$17,386	$403	NM	NM

	Six Months Ended March 31,
	2006		2005		% Change
	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss)	Revenue	Operating Income (Loss)

Manufacturing	$25,642	$7,406	$24,372	$7,052	5.2%	5.0%
Hospitality	8,476	795	10,291	1,931	(17.6)%	(58.8)%
Corporate	—	(10,348)	—	(8,416)	—	23.0%

Total Company	$34,118	$(2,147)	$34,663	$567	(1.6)%	NM

Certain reclassifications were made to unallocated corporate expenses in fiscal 2005 to conform with the 2006 presentation.

NM Percentage not meaningful

Revenue by Segment and Type

(In thousands. Unaudited)

	Three Months Ended March 31,
	2006			2005
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Software Licenses	$1,946	$615	$2,561	$1,632	$851	$2,483
Maintenance and support	7,819	2,643	10,462	7,680	3,315	10,995
Professional services	2,917	790	3,707	2,381	869	3,250
Third-party software and hardware	280	366	646	258	400	658
	$12,962	$4,414	$17,376	$11,951	$5,435	$17,386

	Six Months Ended March 31,
	2006			2005
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total

Software Licenses	$3,705	$1,213	$4,918	$3,440	$1,340	$4,780
Maintenance and support	15,681	5,286	20,967	15,267	6,861	22,128
Professional services	5,707	1,355	7,062	5,040	1,389	6,429
Third-party software and hardware	549	622	1,171	625	701	1,326
	$25,642	$8,476	$34,118	$24,372	$10,291	$34,663

Revenue by Segment and Geography

(In thousands. Unaudited)

	Three Months Ended March 31,
	2006			2005			% Change
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total	Total

Americas	$7,643	$1,717	$9,360	$7,287	$2,274	$9,561	(2.1)%
Europe, Middle East & Africa	3,654	2,227	5,881	3,029	2,516	5,545	6.1%
Asia Pacific	1,665	470	2,135	1,635	645	2,280	(6.4)%
	$12,962	$4,414	$17,376	$11,951	$5,435	$17,386	NM

	Six Months Ended March 31,
	2006			2005			% Change
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total	Total

Americas	$14,926	$3,131	$18,057	$14,942	$4,096	$19,038	(5.2)%
Europe, Middle East & Africa	7,212	4,150	11,362	6,132	4,890	11,022	3.1%
Asia Pacific	3,504	1,195	4,699	3,298	1,305	4,603	2.1%
	$25,642	$8,476	$34,118	$24,372	$10,291	$34,663	(1.6)%

NM Percentage not meaningful